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Innophos Investor Relations 609) 366-1299 investor.relations@innophos.co	The Breakstone Group Maura Gedid/Barbara Cano (646) 452-2335/2334

FOR IMMEDIATE RELEASE

INNOPHOS WINS FULL INDEMNITY FROM RHODIA ON C.N.A. WATER TAX ISSUE

CRANBURY, New Jersey - (February 14, 2008) - Innophos Holdings, Inc. (NASDAQ: IPHS) announced today that New York State's highest court unanimously affirmed indemnification judgments which Innophos had previously won against Rhodia, S.A. in two lower courts.  In a 7-0 ruling, the New York Court of Appeals upheld Innophos' position that claims asserted by the Mexican National Waters Commission (CNA) for water extraction were "taxes" for which Innophos was entitled to be fully indemnified under a 2004 acquisition agreement.  The ruling is not subject to further appeals.

Innophos acquired Rhodia's North American phosphates business in August 2004.  The pending CNA claims originated during the 1998-2002 period and total approximately $30 million plus interest and inflation charges since November 2004 when they were first lodged against Innophos' Mexican affiliate.  Those claims are on appeal to the Mexican Tax Court and the timing of a decision, which would be subject to further appeals in Mexico, is unknown.  Today's New York ruling establishes Rhodia's financial responsibility for the outcome of the Mexican proceedings.

In December 2004, Innophos filed suit against Rhodia in the New York state courts seeking a ruling that Rhodia must indemnify Innophos for all CNA liabilities under the acquisition agreement.  Innophos won a summary judgment motion confirming full indemnity and also Rhodia's appeal of that ruling to a New York intermediate appellate court.  Rhodia then appealed to the New York Court of Appeals which heard arguments on the case in January 2008.

ABOUT INNOHOS HOLDINGS, INC.

 Innophos Holdings, Inc. (www.innophos.com), the holding company for a leading North American manufacturer of specialty phosphates, serves a diverse range of customers across multiple applications, geographies and channels.  Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications.  Innophos' market-leading positions derive from its experience and dedication to customer service and innovation.  Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico).  'IPHS-G'

SOURCE: Innophos Holdings, Inc.